Exhibit 99.1

Creatd’s Vocal+ Subscriber Count Crosses 10,000, Weeks Ahead of Schedule

-	Creatd continues to add over 100 new Vocal+ paid subscribers and over 1,000 new freemium Vocal creators daily.

December 8, 2020 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), the parent company of Vocal, a proprietary creator platform, today announced that it has converted its 10,000th freemium creator to a paid Vocal+ subscriber, a milestone achieved several weeks ahead of management’s year-end guidance target. The Company has expanded its Vocal+ premium subscriber base by over 33% in the last three weeks alone, while experiencing record low subscriber acquisition costs.

The Vocal platform continues to experience significant growth across both its freemium and premium membership tiers. Currently, the Vocal platform onboards over 1,000 new freemium creators per day. At the same time, the platform’s premium subscription model, Vocal+, continues to add over 100 new members daily, resulting in today’s milestone of crossing 10,000 Vocal+ paid subscribers.

There are significant advantages for a creator to upgrade from the Vocal freemium subscription to the Vocal+ premium offering. Vocal+ subscribers can gain access to additional storytelling tools as well as increased monetization opportunities. Exclusive Vocal+ Challenges and early access to new features further incentivize Vocal creators to opt for a paid subscription. Reaching 10,000 Vocal+ creators not only provides further validation for the Vocal platform but also has the potential to translate into an additional $100,000 of recurring monthly revenues for Creatd from that business line alone.

Laurie Weisberg, Creatd’s Chief Operating Officer, commented, “With the Vocal platform having crossed 10,000 Vocal+ paid subscribers, coupled with a more focused, more accountable sales strategy, I am enthusiastic about our ability to increase our average contract price as well as the number of clients who will engage our services in 2021.”

Since last quarter, Creatd has quadrupled its sales team, resulting in an eight-person dedicated team squarely focused on making inroads with brands that seek to reach consumers in a more engaging and conversion-optimized way. By bringing new clients into Creatd’s ecosystem and pairing them with the right creators, the Company expects to develop long-standing relationships across a diversity of brands.

Ms. Weisberg continued, “The introduction of new brands into this virtuous ecosystem not only fuels the flywheel effect at the center of our ‘Creatd Cycle,’ but it also works to increase the value proposition for both freemium and Vocal+ creators. Vocal’s unique architecture and composition enable creators of all shapes, sizes, and mediums to optimize their discovery and monetization; the combined effect is such that it accelerates the number of new creators we see joining the platform and upgrading to Vocal+.”

Creatd CEO Jeremy Frommer added, “As our momentum continues, I have no reservations about reiterating the guidance I provided during our Q3 earnings call. The company remains steadily on track to deliver between $550,000 and $650,000 in fourth-quarter revenues, representing sequential quarterly revenue growth of at least 30%. If this growth rate is sustained, we expect that revenues in the first quarter of 2021 should come in at the higher end of our guidance range, indicated to be between $850,000 and $1,000,000.”

Contact: Press and Investor Relations

Rachel David
Head of Business Development and Communications

Creatd, Inc.

(201) 258-3770

rachel.david@creatd.com

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship technology platform is Vocal; Vocal provides creators of all shapes and sizes, from bloggers to podcasters, and more, with best-in-class storytelling tools, safe and curated communities, and the opportunity to monetize their content. With 34 owned and operated communities, Vocal enables creators to connect to their ideal audiences and to partner with the brands that want to reach those audiences. For more information, the content of which is not part of this press release:

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;
LinkedIn: https://www.linkedin.com/company/creatd-inc
Stocktwits: https://stocktwits.com/symbol/CRTD

Investor Relations Contact: ir@creatd.com

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